Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, August 27, 2020 To the Company

Amsterdam Brussels London Luxemburg New York Rotterdam

Ladies and Gentlemen:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Post-Effective Amendment.

Capitalized terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Employment Agreement or the Corporate Documents.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies or drafts, as the case may be, of the Employment Agreement and the Corporate Documents and we have assumed that Options have been granted for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Employment Agreement or the Corporate Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement and the Post-Effective Amendment have been declared effective by the SEC in the form reviewed by us;

c.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Articles of Association are the Company's articles of association currently in force, as they have been in force since the execution of the Deed of Conversion and as they will be in force at each Relevant Moment;

d.	at each Relevant Moment, the resolutions recorded in the Resolutions purported to have been passed prior to such Relevant Moment will be in full force and effect, the factual statements made and the confirmations given in such Resolutions will be complete and correct and the Resolutions will correctly reflect the resolutions recorded therein;

e.	at each Relevant Moment, the Company (i) will not have been dissolved (ontbonden), (ii) will not have ceased to exist pursuant to a merger (fusie)

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or a division (splitsing), (iii) will not have been converted (omgezet) into another legal form, either national or foreign, (iv) will not have had its assets placed under administration (onder bewind gesteld), (v) will not have been declared bankrupt (failliet verklaard), (vi) will not have been granted a suspension of payments (surseance van betaling verleend), or (vii) will not have been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.	at each Relevant Moment, the Options (i) shall be in full force and effect upon being exercised and (ii) shall have been validly exercised in accordance with the terms and conditions applicable to such Options;

g.	at each Relevant Moment, the holder of the Options shall be an individual who (i) is not deceased, (ii) has not had such individual's assets placed under administration (onder bewind gesteld), (iii) has not been declared bankrupt (failliet verklaard), (iv) has not been granted a suspension of payments (surseance van betaling verleend), or (v) has not been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of such individual's assets; and

h.	at each Relevant Moment, the authorized share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the relevant Shares.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Shares

2.	Subject to receipt by the Company of payment in full for, or other satisfaction of the issue price of, the Shares in accordance with the terms and conditions applicable to such Options, and when issued and accepted in accordance with those terms and conditions, the Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

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A.	As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Employment Agreement under the applicable law and the obligations of the parties to the Employment Agreement and we have made no investigation of that meaning and purport. Our review of the Employment Agreement and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retroactive effect.

C.	Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that, through the grant or exercise of the Options, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by the grant or exercise of the Options since this is a matter of fact.

D.	Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen

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verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Employment Agreement and the Resolutions, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

E.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

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F.	As used in the opinions expressed in paragraph 2 (Shares), the term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

G.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Paul C.S. van der Bijl

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

"Anti-Boycott Regulation"	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.
"Articles of Association"	The articles of association of the Company as they read immediately after the execution of the Deed of Conversion, which, according to the Extract, was the last amendment to the Company's articles of association.
"Commercial Register"	The Dutch Commercial Register (handelsregister).
"Common Shares"	Common shares in the Company's capital, with a nominal value of EUR 0.12 each.
"Company"	CureVac N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 77798031.
"Corporate Documents"	The Deed of Incorporation, the Deed of Conversion, the Articles of Association, the Resolutions, the Registration Statement and the Post-Effective Amendment.
"DCC"	The Dutch Civil Code (Burgerlijk Wetboek).
"Deed of Conversion"	The deed of conversion and amendment to the articles of association (akte van omzetting en statutenwijziging) of the Company dated August 14, 2020
"Deed of Incorporation"	The Company's deed of incorporation (akte van oprichting) dated April 7, 2020.
"Employment Agreement"	The employment agreement between CureVac AG and a former employee of CureVac AG, dated June 20, 2018, as reviewed by us.
"Extract"	A certified pdf copy of an extract from the Commercial Register relating to the Company,

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received by us by e-mail dated the date of this opinion letter.
"General Meeting"	The Company's general meeting (algemene vergadering).
"Management Board"	The Company's management board (bestuur).
"NautaDutilh"	NautaDutilh N.V.
"the Netherlands"	The European territory of the Kingdom of the Netherlands.
"Offering"	The initial public offering of Common Shares by the Company.
"Options"

3,866,309 options for an equal number of Common Shares, originally granted pursuant to the Employment Agreement, as adjusted and restructured pursuant to the relevant Resolutions in connection with the corporate reorganization pursuant to which CureVac AG became a wholly-owned subsidiary of the Company.

"Post-Effective Amendment"	The Company's post-effective amendment No. 1 to the Registration Statement filed or to be filed with the SEC on or about the date of this opinion letter in the form reviewed by us.
"Registration Statement"	The Company's registration statement on Form S-8 filed with the SEC in connection with the Offering on August 14, 2020 (No. 333-246197).
"Relevant Moment"	Each time when one or more Shares are issued pursuant to the exercise of the relevant Options.
"Resolutions"

i.            The written resolutions of the General Meeting, dated August 13, 2020

ii.           the draft written resolutions of the Management Board, in the form prepared by us with reference 82043829 M 29865039; and

iii.          the draft written resolutions of the Supervisory Board, in the form prepared by us with reference 82043829 M 29865038.

"SEC"	The United States Securities and Exchange

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Commission.
"Shares"	The Common Shares issuable pursuant to the exercise of the Options.
"Supervisory Board"	The Company's supervisory board (raad van commissarissen).